Exhibit 8

ELLOMAY CAPITAL LTD.

List of Subsidiaries as of December 31, 2011

Name of Subsidiary	Percentage of Ownership	Jurisdiction of Incorporation
Ellomay Clean Energy Ltd.	100%	Israel
Ellomay Clean Energy LP	100%	Israel
Ellomay Luxemburg Holdings S.àr.l.	100%	Luxemburg
Ellomay PV One S.r.l.	100%1	Italy
Ellomay PV Two S.r.l.	100%1	Italy
Ellomay PV Five S.r.l.	100%1	Italy
Ellomay PV Six S.r.l.	100%1	Italy
Energy Resources Galatina S.r.l.	100%1	Italy
Pedale S.r.l.	100%1	Italy
Luma Solar S.r.l.	100%1	Italy
Murgia Solar S.r.l.	100%1	Italy
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1. Held by Ellomay Luxemburg Holdings S.àr.l.